Exhibit 10.4

AGREEMENT AND GENERAL RELEASE

This confidential Agreement and General Release ("Agreement") is entered into by and between International Textile Group, Inc., a Delaware Corporation (the "Company") and Joseph L. Gorga (hereinafter referred to as "you," or "your") (each, a "Party," and collectively "the Parties") to resolve any and all disputes concerning your employment with the Company and your separation from employment at the close of business on May 31, 2014 ("Termination Date").

WHEREAS, you are employed by the Company as its President and Chief Executive Officer, pursuant to an Employment Agreement effective January 1, 2008, as amended by an Addendum to the Employment Agreement dated July 28, 2009 ("Employment Agreement");

WHEREAS, the Company informed you on September 29, 2013, that, pursuant to Section 5 of the Employment Agreement, it was not extending the Term of the Employment Agreement; and

WHEREAS, you and the Company have determined that it is in both Parties' interest to terminate the employment relationship effective on the Termination Date upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, agreements, and promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.     Consideration. On the eighth day after you execute this Agreement ("Effective Date"), provided that you do not revoke this Agreement under paragraph 6(e), and further provided that on the Termination Date you will execute and do not revoke the release of claims that is attached hereto as Exhibit A ("Second Release"), and in consideration of your execution of this Agreement (including the release contained herein) and the Second Release, the Company agrees as follows:

A.

You will continue as an employee of the Company through and including May 31, 2014. During that time you will continue to receive the same Base Salary (as defined below) and benefits as an employee of the Company that you currently receive.

B.

The Company will pay you the equivalent of your Base Salary (as defined in Section 6.1 of the Employment Agreement to be $660,000.00 annually) and your automobile allowance (in the annual amount of $13,000.00) for the period from June 1, 2014, through December 31, 2017, less required withholdings; an amount equal to the first six months of which (i.e., for June 1, 2014 through November 30, 2014) will be paid in a single lump sum on December 1, 2014, and the remaining amount will be paid in monthly installments pursuant to the Company's normal payroll practices beginning in December 2014 and continuing through December 2017.

C.	The Company will pay you $275,000.00, less required withholdings, for your 2013 bonus on the Second Effective Date as defined in the Second Release, the form of which is attached hereto as Exhibit A.

D.	The Company will pay you the amount of $55,000.00 in respect of four weeks' vacation on or before the Termination Date.

E.

You and your eligible dependents will remain eligible to participate in the Company's medical and dental insurance plans through December 31, 2017, subject to the provisions of this Agreement relating to the payment of premiums.

F.

The Company will pay to you the amount equivalent to 80% of your COBRA premiums for you and your eligible dependents to participate in the Company's medical and dental insurance plans for the period June 1, 2014, through November 30, 2015, or such lesser period that you and/or your dependents are eligible for COBRA.

G.

For the period December 1, 2015, through December 31, 2017, you will pay 100% of the premiums for you and your eligible dependents to participate in the Company's medical and dental insurance plans pursuant to the terms of the applicable medical and dental benefit plan documents.

H.

You understand and agree that as a condition precedent to receiving any payment or other consideration under this paragraph 1 following the Termination Date, you must on the Termination Date execute the Second Release and not thereafter revoke it as provided therein, and you and the Company hereby agree to execute the Second Release on the Termination Date.

2.     Termination of Employment and Board Positions. You understand and agree that your employment with the Company and any affiliates, including any positions on any Company boards and committees, will terminate effective the Termination Date, except that you will remain on the Board of Directors of the Company ("Board") until June 30, 2014, after which time you will resign and your membership on the Board will end.

3.     No Additional Payments or Benefits. You acknowledge and agree that you will receive no additional payments or benefits other than as set forth in this Agreement, any employee benefit plan of the Company, or as required by law.

4.     Release.

A.     In exchange for the promises herein, which you acknowledge as good and valuable consideration, and except as provided in paragraph 5, you release and discharge the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives ("Released Parties"), from any and all actions, causes of action, debts, dues, claims and demands of every name and nature, without limitation, at law, in equity, or administrative (the "Claims"), against the Released Parties which you may have had, now have, or may have, by reason of any matter or thing arising up to the Effective Date of this Agreement, including the ending of your employment. Those claims and causes of action from which you release the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, any claim under the Employment Agreement, any claim for bonus or other compensation, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes Oxley Act of 2002, as amended, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, the New York State Human Rights Law, as amended, the New York City Human Rights Law, as amended, and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys' fees or costs, whether presently accrued, accruing to, or to accrue to you on account of, arising out of, or in any way connected with any acts or activities by you or the Released Parties arising up to the Effective Date of this Agreement. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the Effective Date of this Agreement (other than as provided in paragraph 5) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law. Notwithstanding any term, condition or requirement of this Agreement to the contrary, and specifically notwithstanding the terms, conditions and requirements of the foregoing Section 4.A, this Agreement and these releases do not relate to and do not release (i) any Claims to enforce any right you may have under this Agreement; (ii) any right or Claims you may have to vested benefits under any retirement or welfare plan of the Company; (iii) any Claims you may have for contribution or indemnification on account of any third party claim against you, including (but not limited to) any Claims you might have under state law, under any policy of insurance, or under the Company's bylaws, articles of incorporation or similar document; (iv) any Claims you may have to obtain contribution or indemnity as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly liable; (v) any Claims you may have against the Company for contribution or indemnification for any Claims that (x) are on account of, arising out of, or in any way connected with any acts or activities by you in your capacity as a member of the board of directors of Nano-Tex, Inc. and (y) are not fully indemnified under the insurance policies of Nano-Tex, Inc.; and (vi) any Claims you may have against the Company for contribution or indemnification for any Claims that (x) are on account of, arising out of, or in any way connected with any acts or activities by you in your capacity as a member of the board of directors of OCM India Limited, (y) are not fully indemnified under the insurance policies of OCM India Limited, and (z) are not otherwise fully indemnified by OCM India Limited. The Company acknowledges that you served as a member of the board of directors of Nano-Tex, Inc. and OCM India Limited at the request of the Company.

B.     In exchange for the promises in paragraph 4(A) and the other promises herein, which the Company acknowledges as good and valuable consideration, and provided you do not revoke this Agreement under paragraph 6(e), the Company releases and discharges you from any and all Claims against you which it may have had, now has, or may have, by reason of any matter or thing arising up to the Effective Date of this Agreement; provided, however, that the Company's release of you under this Agreement does not extend to any matter of which you have actual knowledge and that you have failed to disclose to any officer or member of the Board of the Company. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law and any claim to enforce any right the Company may have under this Agreement.

5.     Rights and Claims Preserved. Nothing in this Agreement limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency, including filing a charge with the United States Equal Employment Opportunity Commission ("EEOC"). To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover, accept, or retain any individual monetary relief or other individual remedies with respect to any matter covered by this Agreement. Nothing in this Agreement prevents you from filing a lawsuit limited to challenging the validity of your waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

6.     OWBPA. The release in paragraph 4 of this Agreement includes a waiver of Claims against the Released Parties under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"). Therefore, pursuant to the requirements of the ADEA and the OWBPA, you specifically acknowledge that:

(a)     you are and have been advised to consult with an attorney of your choosing concerning the legal significance of this Agreement;

(b)     this Agreement is written in a manner you understand;

(c)     the consideration set forth in paragraph 1 of the Agreement is adequate and sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled;

(d)     you have been afforded twenty-one (21) days to consider this Agreement before signing it (although you may sign it at any time prior to those 21 days) and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)     you have been advised that during the seven (7) day period after you sign the Agreement, you may revoke your acceptance of this Agreement by delivering written notice to General Counsel, International Textile Group, Inc., 804 Green Valley Road, Suite 300, Greensboro, NC 27408, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

7.     Section 1542 Waiver. The Parties acknowledge that they have read and understand Section 1542 of the California Civil Code, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." The Parties expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their respective releases of claims herein, including, but not limited to, any unknown or unsuspected claims, except as otherwise specifically provided in paragraph 4(B) of this Agreement.

8.     Stock Awards and Drag-Along Provision. All outstanding stock options you hold immediately before the Termination Date will remain subject to their existing terms and conditions and will continue to be exercisable for a period of 180 days following the Termination Date. On or before the Termination Date, the Company will issue to you 142,477 shares of Company stock, free of restrictions other than those imposed by Federal securities laws, which are owed to you pursuant to your vested restricted stock awards. If holders of at least 67% of the Company's common stock approve a proposed sale of the Company to a third party (whether structured as a merger, reorganization, asset sale or otherwise), you agree to approve the proposed sale, at the same price and on the same conditions as apply to the majority shareholders; provided, you will not be required in connection with such sale to give representations, warranties and/or covenants other than relating to your ownership and authority to sell the shares.

9.     No Admission of Wrongdoing. The Parties deny any wrongdoing whatsoever in connection with their dealings with each other, and it is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of you or the Company.

10.     Non-Disclosure. You understand and agree that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that you will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of your immediate family members and professional representatives, or in an action to enforce its terms, unless required by subpoena or court order or applicable law.

11.     Non-Disparagement. You agree that you will not disparage any of the Released Parties or make or publish any communication that reflects adversely upon any of them, consistent with paragraph 5. The Company agrees that no member of the Company's Board and no officer of the Company will disparage you or make or publish any communication that reflects adversely upon you.

12.     No Filing of Claims. You represent that you have not filed, and to the maximum extent permitted by law and except as provided in paragraph 5, you agree that you will not file, any charge, complaint, lawsuit or claim (collectively, "Agency Claim") with any administrative agency, federal, state or local court (collectively, "Agency") related in any way to your employment or the separation of your employment with the Company. You further agree that you will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Agency Claim filed with any Agency related in any way to your employment with the Company or the termination of your employment.

13.     No Voluntary Cooperation. Except as provided in paragraph 5, and/or unless required to do so by court order or subpoena, you agree that you will not (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company. Should you ever be required to give testimony concerning any matter related to your employment with the Company, you agree to provide notice of such compulsory process to General Counsel, International Textile Group, Inc., 804 Green Valley Road, Suite 300, Greensboro, NC 27408, within two (2) business days of your receipt of that compulsory process so that the Company may take appropriate measures to quash or otherwise defend its interests.

14.     Cooperation with the Company. As reasonably requested by the Company, you agree to fully cooperate with the Company and to provide information and/or testimony regarding any current or future litigation arising from actions or events occurring during your employment with the Company. The Company agrees to reimburse all reasonable expenses you incur in complying with this paragraph 14. The Company also agrees to compensate you for all services you render in compliance with this paragraph 14 in the event material efforts are required on your part.

15.     Reemployment. You agree that you will not seek reemployment with the Company or any current or future parent, subsidiary, or affiliate, except at the request of the Company.

16.     Continuing Obligations Under Employment Agreement. You understand and agree that you remain bound by your continuing obligations to the Company under your Employment Agreement, including your obligations under Section 10 thereof regarding Non-Disclosure, Return of Materials, Non-Competition, and No Solicitation, and you affirm that you have not violated any such obligation during your employment with the Company.

17.     Effect of Breach. Should you breach any provision in this Agreement (including without limitation any of your continuing obligations under Section 10 of your Employment Agreement, but excluding a de minimis breach), then, and as provided in Section 9.7 of your Employment Agreement, the Company shall no longer be obligated to pay you any consideration otherwise due or to become due.

18.     Continuing Representation. The Company will continue to provide you legal counsel at the Company's expense to defend your interests in In re International Textile Group, Inc. Merger Litigation, C.A. No. 2009-CP-23-3346 (State of South Carolina, County of Greenville) (the "Lawsuit"), until the Lawsuit has been finally settled and the settlement fully consummated.

19.     Jury Waiver. You and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

20.     Certification of Understanding and Competence. You acknowledge and agree that (a) you have read this Agreement in its entirety; (b) you are competent to understand, and do understand, the content and effect of this Agreement; (c) by entering into this Agreement, you are releasing forever the Released Parties from any claim or liability (including claims for attorney's fees and costs) arising from your employment with the Company, except as expressly provided in this Agreement or the Second Release; (d) you are entering this Agreement of your own free will in exchange for the consideration herein, which you agree is adequate and satisfactory; and (e) neither the Company nor the Released Parties have made any representations to you concerning the terms or effect of this Agreement, other than those contained in the Agreement.

21.     Acknowledgments. You acknowledge and agree that (a) you are not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that you have been fully compensated for all hours worked, except as provided in this Agreement; (b) you are not aware of any factual basis for a claim that the Company has defrauded the government of the United States or any State; (c) you have incurred no work related injuries; (d) you have received all family or medical leave to which you were entitled under the law; and (e) you have been and hereby are advised to consult with legal counsel of your choice prior to execution and delivery of this Agreement, and that you have done so or voluntarily elected not to do so.

22.     Ownership of Claims. You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties.

23.     Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.

24.     No Other Understandings. This Agreement, consisting of eight pages and Exhibit A, along with those other agreements specifically referenced herein, constitutes the entire agreement between the Parties with respect to its subject matter and is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns; provided that nothing herein shall excuse you from complying with, or limit in any way your obligation under, any policy or agreement with the Company regarding trade secrets, confidential or proprietary information, intellectual property, or other restrictive covenants. This Agreement may be amended only by a written agreement signed by you and the Company.

25.     Headings. The headings in this Agreement are for convenience only and are not to be considered a construction of the provisions hereof.

26.     Severability and Governing Law. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be interpreted, enforced and governed by the laws of the State of New York, without regard to the conflicts of law provisions thereof.

27.     Acceptance of Agreement. As provided in paragraph 6(d), the Company is providing you 21 days to consider whether to accept this Agreement (although you may accept it at any time within those 21 days), after which time the offer expires and is withdrawn if you have not yet accepted it. To accept the Agreement, you must sign below and send it within those 21 days to General Counsel, International Textile Group, Inc., 804 Green Valley Road, Suite 300, Greensboro, NC 27408.

28.     Reimbursement of Attorneys' Fees. The Company on or before the Termination Date shall reimburse you the attorneys' fees you incurred in negotiating, drafting and consummating this Agreement and the severance arrangement reflected herein in an amount not to exceed $22,500.00, provided that your attorneys submit to the Company their time records for this matter and a certification that those time records are true and correct.

29.     Life Insurance. The Company shall maintain the life insurance currently in effect on your life for one year following the Termination Date and during that time shall pay all premiums required to maintain the insurance in full force and effect. You may designate the beneficiary of the insurance in accordance with the procedures required by the insurer.

30.     Benefits to Continue in the Event of Your Death. In the event you die before all benefits due you under this Agreement are paid in full, all remaining benefits shall be paid to your estate, without setoff or reduction for any life insurance the Company maintains on your life, until all benefits due under this Agreement (including all payments described in paragraph 1) have been paid or provided to you or your estate, as the case may be.

Dated: April 30, 2014	/s/ Joseph L. Gorga
Joseph L. Gorga

Dated: April 30, 2014	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.
Chairman of the Board of Directors International Textile Group, Inc.

       EXHIBIT A

SECOND RELEASE

1.     Defined Terms. The Second Effective Date is the eighth (8th) day after you sign this Second Release, provided you do not revoke your acceptance under paragraph 3(e) below. All other capitalized terms not otherwise defined herein shall have the meaning given them in the Agreement to which this Second Release is an exhibit.

2.     Release.

A. In exchange for the promises set forth in the Agreement, which you acknowledge as good and valuable consideration, and except as provided in paragraph 5 of the Agreement, you release and discharge the Released Parties, from any and all Claims against the Released Parties which you may have had, now have, or may have, by reason of any matter or thing arising up to the Second Effective Date of this Agreement, including the ending of your employment. Those claims and causes of action from which you release the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, any claim under the Employment Agreement, any claim for bonus or other compensation, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes Oxley Act of 2002, as amended, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, the New York State Human Rights Law, as amended, the New York City Human Rights Law, as amended, and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys' fees or costs, whether presently accrued, accruing to, or to accrue to you on account of, arising out of, or in any way connected with any acts or activities by you or the Released Parties arising up to the Effective Date of this Agreement. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the Effective Date of this Agreement (other than as provided in paragraph 5 of the Agreement) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law. Notwithstanding any term, condition or requirement of this Agreement to the contrary, and specifically notwithstanding the terms, conditions and requirements of the foregoing Section 2.A, this Second Release and the Agreement and these releases do not relate to and do not release (i) any Claims to enforce any right you may have under this Agreement; (ii) any right or Claims you may have to vested benefits under any retirement or welfare plan of the Company; (iii) any Claims you may have for contribution or indemnification on account of any third party claim against you, including (but not limited to) any Claims you might have under state law, under any policy of insurance, or under the Company's bylaws, articles of incorporation or similar document; (iv) any Claims you may have to obtain contribution or indemnity as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly liable; (v) any Claims you may have against the Company for contribution or indemnification for any Claims that (x) are on account of, arising out of, or in any way connected with any acts or activities by you in your capacity as a member of the board of directors of Nano-Tex, Inc. and (y) are not fully indemnified under the insurance policies of Nano-Tex, Inc.; and (vi) any Claims you may have against the Company for contribution or indemnification for any Claims that (x) are on account of, arising out of, or in any way connected with any acts or activities by you in your capacity as a member of the board of directors of OCM India Limited, (y) are not fully indemnified under the insurance policies of OCM India Limited, and (z) are not otherwise fully indemnified by OCM India Limited.

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B. In exchange for the promises set forth in paragraph 2(A) above, and the other promises in the Agreement, which the Company acknowledges as good and valuable consideration, and provided you do not revoke this Second Release, the Company releases and discharges you from any and all Claims against you which it may have had, now has, or may have, by reason of any matter or thing arising up to the Second Effective Date; provided, however, that the Company's release of you under this Agreement does not extend to any matter of which you have actual knowledge and that you have failed to disclose to any officer or member of the Board of the Company. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law and any claim to enforce any right the Company may have under this Agreement.

3.     OWBPA. This Second Release includes a waiver of claims against the Released Parties under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"). Therefore, pursuant to the requirements of the ADEA and the OWBPA, you specifically acknowledge that:

(a)     you are and have been advised to consult with an attorney of your choosing concerning the legal significance of this Second Release;

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(b)     this Agreement is written in a manner you understand;

(c)     the consideration set forth in paragraph 1 of the Agreement is adequate and sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled;

(d)     you have been afforded more than twenty-one (21) days to consider this Second Release before signing it, which you must sign on the Termination Date, and that any changes subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)     you have been advised that during the seven (7) day period after you sign this Second Release, you may revoke your acceptance of the Second Release by delivering written notice to General Counsel, International Textile Group, Inc., 804 Green Valley Road, Suite 300, Greensboro, NC 27408, and that all post-termination payments and other consideration under the Agreement shall not become payable until after the revocation period has expired.

Dated: April 30, 2014	/s/ Joseph L. Gorga
Joseph L. Gorga

Dated: April 30, 2014	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.
Chairman of the Board of Directors International Textile Group, Inc.

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